EXHIBT 77Q1(e)


Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Causeway Capital Management LLC

As of September 28, 2010, as amended September ___,
2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

       SEI Institutional International Trust

International Equity Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI
Institutional International Trust International
Equity Fund and the average daily value of the Assets of any other international/global equity SEI mutual fund or account (each an International/Global
Equity Fund, collectively the International/Global
Equity Funds) to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services. Each International/Global Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the International/Global Equity Funds managed by Sub-Adviser (as set forth below):

[REDACTED] on the first $100 million of
Assets;
[REDACTED] on the next $150 million of Assets;
[REDACTED] on Assets over $250 million.

As of the effective date of this amendment the International/Global Equity Funds are as follows:

*	AMT Tactical Offensive Equity Fund;
*	SIT International Equity Fund; and
*	EAFE Equity Fund (SEI Canada).






Agreed and Accepted:


SEI Investments Management Corporation
Causeway Capital Management LLC


By:

____________________________________

By:

____________________________________
Name:

____________________________________

Name:

____________________________________

Title:

____________________________________

Title:

____________________________________






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